As filed with the Securities and Exchange Commission on August 2, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

American Homes 4 Rent

(Exact name of registrant as specified in its charter)

Maryland	46-1229660
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

30601 West Agoura Road, Suite 200 Agoura Hills, CA	91301
(Address of principal executive offices)	(Zip code)

American Homes 4 Rent 2012 Equity Incentive Plan

(As Amended and Restated July 17, 2013)

(Full title of the plan)

Sara H. Vogt-Lowell

Senior Vice President and Chief Legal Officer

30601 West Agoura Hills Road, Suite 200

Agoura Hills, CA 91301

(Name and address of agent for service)

(805) 413-5300

(Telephone number, including area code, of agent for service)

Copy to:

James E. Showen

G. Allen Hicks

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration Fee (3)(4)
Class A Common shares of beneficial interest, par value $0.01 per share	6,000,000 shares	$16.12	$96,720,000	$13,192.61

(1)	Represents (a) 670,000 Class A common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), of American Homes 4 Rent (the “Company”) subject to outstanding options under the American Homes 4 Rent 2012 Equity Incentive Plan (as amended and restated on July 17, 2013) (the “Plan”) and (b) 5,330,000 Common Shares remaining available for issuance under the Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an additional indeterminate amount of shares to be offered or sold pursuant to the Plan and shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or any other similar adjustment of the registrant’s outstanding Common Shares.
(2)	Represents the average of the high and the low prices per Common Share of the Company as reported on the New York Stock Exchange on August 1, 2013.
(3)	Computed in accordance with Rule 457(c) and (h) under the Securities Act.
(4)	The Company previously paid a fee of $170,500 in connection with the initial filing of its Registration Statement on Form S-11 (File No. 333-189103) with the Securities and Exchange Commission on June 4, 2013 to register the issuance and sale of common shares with a proposed maximum aggregate offering price of $1,250,000,000 in connection with the Company’s initial public offering (“IPO”). The Company priced the IPO on July 31, 2013, and sold 44,117,647 Common Shares, and may sell up to an additional 6,617,647 Common Shares to the underwriters upon the exercise of their option. Pursuant to Rule 457(p) under the Securities Act, the Company is offsetting the entire registration fee due under this registration statement against the amount of the registration fee paid but not used in connection with the Registration Statement on Form S-11.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to the persons participating in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents are incorporated by reference in this Registration Statement:

(1)	Our final prospectus, dated July 31, 2013 filed pursuant to Rule 424(b) under the Securities Act, in connection with our Registration Statement on Form S-11 (File No. 333-189103); and

(2)	The description of our Common Shares contained in our Registration Statement on Form 8-A, filed with the Commission on July 19, 2013, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Trustees and Officers.

The Maryland statute governing REITs formed under the laws of that state, or the Maryland REIT law, permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Maryland REIT law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of a Maryland corporation. The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our declaration of trust and bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former trustee or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a trustee or officer of our company and at our request, serves or has served another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our declaration of trust and bylaws also permit us, with the approval of our board of trustees, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We have entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of trustees, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

5.1	Opinion of Hogan Lovells US LLP regarding the validity of the Class A common shares registered hereby

10.1	American Homes 4 Rent 2012 Equity Incentive Plan (As Amended and Restated July 17, 2013) (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-11/A (File No. 333-189103) filed on July 19, 2013)

23.1	Consent of BDO USA LLP

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

24.2	Power of Attorney (included on signature page hereto)

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Agoura Hills, California on August 2, 2013.

American Homes 4 Rent

By:	/s/ David P. Singelyn
David P. Singelyn
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints David P. Singelyn, Peter J. Nelson, David Goldberg and Sara H. Vogt-Lowell, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits and other documents related thereto with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that such attorney-in-fact and agent or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ David P. Singelyn	Chief Executive Officer and Trustee (Principal Executive Officer)	August 2, 2013
David P. Singelyn

/s/ Peter J. Nelson	Chief Financial Officer	August 2, 2013
Peter J. Nelson	(Principal Financial Officer)

/s/ Vincent Chan	Senior Vice President and Chief Accounting Officer	August 2, 2013
Vincent Chan	(Principal Accounting Officer)

/s/ B. Wayne Hughes	(Non-Executive Chairman)	August 2, 2013
B. Wayne Hughes

/s/ John Corrigan	Chief Operating Officer and Trustee	August 2, 2013
John Corrigan	(Trustee)

/s/ Dann V. Angeloff	(Trustee)	August 2, 2013
Dann V. Angeloff

/s/ Matthew J. Hart	(Trustee)	August 2, 2013
Matthew J. Hart

/s/ James H. Kropp	(Trustee)	August 2, 2013
James H. Kropp

/s/ Lynn Swann	(Trustee)	August 2, 2013
Lynn Swann

/s/ Kenneth Woolley	(Trustee)	August 2, 2013
Kenneth Woolley

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Hogan Lovells US LLP regarding the validity of the Class A common shares registered hereby

10.1	American Homes 4 Rent 2012 Equity Incentive Plan (As Amended and Restated July 17, 2013) (incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form S-11/A (File No. 333-189103) filed on July 19, 2013)

23.1	Consent of BDO USA LLP

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)

24.2	Power of Attorney (included on signature page hereto)